Exhibit 16.1
December 22, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01(a) of Form 8-K, dated December 18, 2008 of Saker Aviation Services, Inc. (Commission file Number – 000-52593) and are in agreement with the statements contained therein.

We have no basis to agree or disagree with the statement of the Registrant contained in Item 4.01(b).

Very Truly Yours,
/s/ Marcum & Kleigman LLP
Marcum & Kliegman LLP